Exhibit 2.1

EXECUTION VERSION

BRAZIL RESOURCES INC.

- and -

NOVACOPPER INC.

AGREEMENT FOR THE PURCHASE OF ALL THE SHARES OF SUNWARD INVESTMENTS LIMITED

DATED August 17, 2016

SHARE PURCHASE AGREEMENT

This Agreement dated August 17, 2016 is made

BETWEEN

BRAZIL RESOURCES INC.
(the “Purchaser”)

- and -

NOVACOPPER INC.
(the “Vendor”)

RECITALS

A.	The Vendor is the registered and beneficial owner of the Shares (as defined below);

B.	The Corporation (as defined below) is the registered and beneficial owner of all of the issued and outstanding shares of the Subsidiaries (as defined below); and

C.	The Purchaser is willing to purchase and the Vendor is willing to sell the Shares on and subject to the terms and conditions contained in this Agreement.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each Party, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions. In this Agreement:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this share purchase agreement and all the Exhibits and the Schedules attached hereto.

“Applicable Law” means, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, by-law, Order or other requirement having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Assets” means the assets of the Sunward Companies.

“Benefit Plans” has the meaning set out in Subsection 3.1(23)(c).

“Books and Records” means the books and records owned by or in the possession or control of the Vendor pertaining to the Sunward Companies and their respective businesses.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver, British Columbia, Canada.

“Claim Notice” has the meaning set out in Section 6.4.

“Closing” means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

“Closing Date” means one (1) Business Day after all conditions to the purchase of the Shares pursuant to this Agreement set out in Sections 5.1 and 5.3 (other than those conditions that by their nature can only be satisfied on the Closing Date) have been satisfied or waived or such other date as may be agreed to in writing by the Parties.

“Closing Deliveries” means any document delivered at the Closing Time by any of the Parties as provided in or pursuant to this Agreement, including all documents set out in Sections 4.2 and 4.3.

“Closing Time” means the time of Closing on the Closing Date.

“Confidential Information” has the meaning ascribed thereto in the Confidentiality Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated August 13, 2015, between the Vendor and the Purchaser.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person which is provided for or required: (i) in respect of or pursuant to the terms of any Contract; or (ii) under any Applicable Law, in connection with the sale of the Shares to the Purchaser on the terms contemplated in this Agreement, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Contracts” means all pending and executory contracts, agreements, leases, licenses, commitments, understandings, obligations and arrangements (whether oral or written) to which the Party is a party or by which the Party or any of its properties or assets is bound or under which the Party has rights.

“Corporation” means Sunward Investments Limited, a corporation incorporated under the laws of the British Virgin Islands.

“Corporation’s Balance Sheet” means the balance sheet of the Corporation dated May 31, 2016 provided by the Vendor to the Purchaser.

“Damages” means, whether or not involving a Third Party Claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, Taxes, damages available at law or in equity (including incidental, consequential, special, aggravated, exemplary or punitive damages), expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value.

“Direct Claim” has the meaning set out in Section 6.4.

“Encumbrance” means any lien, charge, assignment, pledge, mortgage, title retention agreement, security interest, adverse interest, adverse claim, other third party interest, exception, reservation, easement, right of occupation or encumbrance of any kind and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

“Environmental Laws” means all Applicable Laws pertaining to reclamation or restoration; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Substances; releases or threatened releases of Hazardous Substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances.

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“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses of any kind or of any nature whatsoever that are asserted against any Party, by any Person or entity other than another Party hereto, alleging liability (including liability for all studies, testing, investigatory, cleanup, response, removal, remediation, containment, restoration, corrective action, closure and reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Substances existing or arising on, beneath or above the Mineral Rights and/or emanating or migrating and/or threatening to emanate or migrate from the Mineral Rights to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

“Exchange” means the TSX Venture Exchange.

“Governmental Authority” means any domestic or foreign government, whether national, federal, provincial, state, territorial, regional, municipal or local (whether administrative, legislative, executive or otherwise).

“Hazardous Substances” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment;

“Income Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement) and the regulations thereunder, as amended from time to time.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 6.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 6.

"Indemnity Cap" means $14,570,000.

“Interim Period” means the period from the date of this Agreement to the Closing Time.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration, proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means any licence, permit, convention, authorization, certificate, consent, order, grant, right, notification, privilege, classification, registration, agreement, approval, award, determination, decision, decree or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the applicable Party by any Governmental Authority.

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“Material Adverse Effect” when used in connection with the Corporation or the Purchaser, as applicable, means any change, event, violation, inaccuracy, circumstance or effect that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such entity and its subsidiaries (which includes, in the case of the Corporation, the Subsidiaries), taken as a whole, other than any change, event, violation, inaccuracy, circumstance or effect: (i) relating to political conditions in Canada, the British Virgin Islands or Colombia; (ii) relating to the global economy or securities markets in general; (iii) resulting from any generally applicable change in Applicable Laws in Canada, the British Virgin Islands or Colombia (other than any order, judgment or decree specifically against or directed at any of the Sunward Companies); (iv) resulting from any natural disaster, hostilities, act of war or terrorism or any material escalation of any such hostilities, act of war or terrorism existing as of the date hereof; (v) resulting from changes in the price of gold; (vi) resulting from the rate at which Canadian dollars or United States dollars can be exchanged into each other or for any foreign currency; or (vii) relating to the gold/copper porphyry mining industry in general and not specifically relating to or affecting such entity.

“material fact” means, when used in relation to the Purchaser, a fact that would reasonably be expected to have a significant effect on the market price or value of the securities of the Purchaser.

“Mineral Rights” means the mineral rights set forth in Schedule 3.1(14) of the Vendor Disclosure Statement.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” when used in relation to the taking of any action by the Purchaser or any Sunward Company means that the action:

(a)	is consistent in nature, scope and magnitude with the past practices of the Purchaser or the Sunward Company, as the case may be, and is taken in the ordinary course of normal day-to-day business and operations of the business carried on by the Purchaser or the Sunward Company, as the case may be;

(b)	is not unreasonable or unusual;

(c)	is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business and same scale of business as the Purchaser or the Sunward Company, as the case may be; and

(d)	does not require the authorization of the shareholders of the Purchaser or the Sunward Company, as the case may be, or any other separate or special authorization of any nature.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Permitted Encumbrances” means:

(a)	inchoate or statutory liens for taxes not at the time overdue or for overdue taxes the validity of which is being contested in good faith;

(b)	security given to a public utility or any Governmental Authority when required in the Ordinary Course of Business;

(c)	undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the operation a claim for which has not been filed or registered pursuant to Applicable Law or of which notice in writing has not been given; and

(d)	any reservations or exceptions contained in the Mineral Rights or the Sunward Properties, as applicable, or other original grant of rights underlying or related to the Mineral Rights or the Sunward Properties, as applicable.

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“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Prime Rate” means the prime rate of interest per annum quoted by Royal Bank of Canada from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which Royal Bank of Canada refers to as its “prime rate”, as such rate may be changed from time to time.

“Project” means the Corporation’s gold/copper porphyry project located near the town of Titiribi in the Department of Antioquia, Colombia.

“Purchaser Disclosure Statement” means the disclosure statement delivered by the Purchaser to the Vendor on the date of this Agreement setting forth certain additional disclosures to the Purchaser's representations and warranties.

“Purchaser Financial Statements” has the meaning set out in Subsection 3.2(11).

“Purchaser Public Disclosure Record” means all documents filed by the Purchaser on SEDAR since November 30, 2014.

“Purchaser Shares” has the meaning set out in Subsection 2.2(a).

“Purchaser Warrants” has the meaning set out in Subsection 2.2(b).

“Purchaser’s Indemnified Parties” means the Purchaser, the Purchaser’s Affiliates, the Corporation, the Subsidiaries and their respective Representatives.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, sanction, order, exemption, permit or acknowledgement, including approval of the Exchange, that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Shares to the Purchaser on the terms contemplated in this Agreement, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Representative” when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

“Securities Authorities” means the British Columbia Securities Commission and the Alberta Securities Commission.

“Securities Laws” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time, and the Securities Act (Alberta) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time, together with applicable rules, published policy statements, instruments, notices and orders of the Exchange.

“Shares” means all the issued and outstanding shares of the Corporation.

“Subsidiaries” means Sunward Resources Limited, a corporation incorporated under the laws of the British Virgin Islands and Sunward Resources Sucursal Colombia, a branch of Sunward Resources Limited registered to do business in Colombia.

“Sunward Companies” means, collectively, the Corporation and the Subsidiaries and, any one of them, a “Sunward Company”.

“Sunward Properties” has the meaning ascribed thereto in Subsection 3.1(14)(a).

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“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any one of such Taxes.

“Third Party Claim” has the meaning given in Section 6.4.

“Vendor Disclosure Statement” means the disclosure statement delivered by the Vendor to the Purchaser on the date of this Agreement setting forth certain additional disclosures to the Vendors’ representations and warranties.

“Vendor’s Indemnified Parties” means the Vendor, the Vendor’s Affiliates and their respective Representatives.

1.2           Currency. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian Dollars.

1.3           Knowledge. In this Agreement, references to “the knowledge of the Vendor” mean the actual knowledge of Rick Van Nieuwenhuyse, in his capacity as Chief Executive Officer of the Vendor, and Elaine Sanders, in her capacity as Chief Financial Officer of the Vendor, after reasonable inquiry, and references “to the knowledge of the Purchaser” means the actual knowledge of Garnet Dawson, in his capacity as Chief Executive Officer of the Purchaser, and Pat Obara, in his capacity as Chief Financial Officer of the Purchaser, after reasonable inquiry.

Article 2
PURCHASE OF SHARES

2.1           Purchase and Sale. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares.

2.2           Amount of Purchase Price. The aggregate price payable at the Closing Time by the Purchaser to the Vendor for the Shares, exclusive of all applicable sales and transfer taxes, shall be:

(a)	5,000,000 common shares of the Purchaser (the “Purchaser Shares”); and

(b)	1,000,000 non-transferrable share purchase warrants of the Purchaser, each exercisable into a common share of the Purchaser for a period of two (2) years at an exercise price of $3.50 per share, which shall be in substantially the form set forth in Exhibit “A” hereto (the “Purchaser Warrants”).

2.3           Restrictive Covenants. The Vendor covenants and agrees that 2,500,000 of the Purchaser Shares referenced in Section 2.2(a) above may not be sold, transferred or otherwise disposed of by the Vendor until the date that is six months after the Closing Date, without the prior express written consent of the Purchaser. In addition, the Vendor shall:

(a)	not sell or otherwise dispose of any Purchaser Shares, including Purchaser Shares issued upon exercise of the Purchaser Warrants, representing more than 10% of the volume of the Purchaser Shares traded on the Exchange (or such other exchange or quotation service which is the primary exchange or quotation service for the Purchaser Shares from time to time) in any given day;

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(b)	not dispose of any Purchaser Shares (directly or indirectly), including Purchaser Shares issued to the Vendor on exercise of the Purchaser Warrants, it holds at any time for a period of thirty (30) days after the Purchaser has notified the Vendor in writing that the Purchaser is in the process of completing an equity financing, provided that this restriction on the Vendor’s ability to dispose of Purchaser Shares it holds shall only be applicable three (3) times per calendar year;

(c)	for a period of forty-eight (48) months after Closing, not:

(i)	vote any of its Purchaser Shares, including Purchaser Shares issued to the Vendor on exercise of the Purchaser Warrants, against management recommendations at any meeting of holders Purchaser Shares;

(ii)	acquire or propose to acquire any additional Purchaser Shares, other than pursuant to this Agreement or the Purchaser Warrants; or

(iii)	solicit proxies in connection with any meeting of holders of Purchaser Shares, initiate any shareholder proposal or takeover bid for securities of the Purchaser or otherwise attempt to cause a change of control of the Purchaser; and

(d)	only deposit and/or hold its Purchaser Shares, including Purchaser Shares issued to the Vendor on exercise of the Purchaser Warrants, to a separate and segregated account and shall provide the Purchaser copies of all statements and transaction records related to such account immediately upon receipt of same and such other reasonable documentation required by the Purchaser in order to confirm compliance with the above restrictions.

2.4           Share Certificate Legend. The Vendor acknowledges and agrees that the share certificate to be delivered by the Purchaser in furtherance of Section 4.3(b) shall bear the following legend:

"THE HOLDER OF THESE SECURITIES MUST NOT SELL, TRANSFER OR OTHERWISE DISPOSE OF THE SECURITIES BEFORE [Insert date that is 6 months from the Closing Date]."

Article 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Vendor. As a material inducement to the Purchaser entering into this Agreement, completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 3.1, the Vendor represents and warrants to the Purchaser, except to the extent that such representations and warranties are specifically qualified by the Vendor Disclosure Statement (which shall make reference to the applicable section or subsection below in respect of which such qualification is being made) as of the date hereof and as of the Closing Date as follows:

(1)         Organization and Corporate Power. The Vendor and each of the Sunward Companies is a corporation incorporated or an entity duly created and validly existing under the laws of the jurisdiction of its incorporation, continuance or creation. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments.

(2)         Authorization. The execution and delivery of this Agreement, and all other agreements and instruments to be executed by it as contemplated herein, and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Vendor.

(3)         Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

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(4)         Ownership of Shares. The Vendor is the registered and beneficial holder of the Shares with good and marketable title thereto, free and clear of all Encumbrances. All the Shares are duly authorized, validly issued, fully paid and non-assessable and the Shares owned by the Vendor constitute all of the issued and outstanding shares of the Corporation. No Person has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition of any of the Shares from the Vendor or any of the shares of the Corporation or any of the Subsidiaries.

(5)         Bankruptcy, Insolvency and Reorganization. No Sunward Company is an insolvent person, within the meaning of the Bankruptcy and Insolvency Act (Canada) or any Applicable Law of similar effect, and no Sunward Company has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof or has had any petition for a receiving order presented in respect of it.

(6)         Regulatory Approvals and Consents. There is no obligation, contractual or otherwise, to request or obtain the consent of any Person, and no Regulatory Approval, Consent or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Vendor or any Affiliate, in connection with the execution and delivery of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

(7)         Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(i)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the memorandum of association, articles of association, by-laws or constating documents of the Corporation or the Subsidiaries or of any Contract or Licence;

(ii)	the creation or imposition of any lien on any property or asset of the Corporation or any Subsidiary; or

(iii)	the violation of any Applicable Law.

(8)         Residence. The Vendor is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act.

(9)         Liabilities. Other than those specifically identified in the Corporation’s Balance Sheet, which relate to the transactions contemplated by this Agreement or which are incurred in the Ordinary Course of Business of the Corporation and the Subsidiaries since the date of the most recent Corporation’s Balance Sheet, except as disclosed in Schedule 3.1(9) of the Vendor Disclosure Statement, the Corporation and the Subsidiaries do not have any liabilities, including any material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for taxes), whether accrued, absolute or contingent, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person.

(10)        No Agreements. No Person, other than the Purchaser, has any agreement, option, understanding or commitment, or any right or privilege (whether pre-emptive, contractual or by law) capable of becoming an agreement, option or commitment, for: (i) the purchase or other acquisition of any of the Shares or of any interest in or to the Sunward Companies, the Sunward Properties or the Mineral Rights; or (ii) the purchase, subscription or issuance of any unissued securities of the Corporation or its Subsidiaries, including any convertible securities, warrants or convertible obligations of any nature.

(11)        Compliance with Laws. To the knowledge of the Vendor, each of the Sunward Companies is, in all material respects, in compliance with all Applicable Laws.

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(12)        Subsidiaries. Sunward Resources Limited is the only direct Subsidiary of Sunward Investments Limited and Sunward Resources Sucursal Colombia is a branch office of Sunward Resources Limited. Neither Sunward Investments Limited nor Sunward Resources Limited owns, or has any interest in any shares or has an ownership interest in, any other Person, and there are no outstanding rights held by any other Person to acquire any shares of any of the Subsidiaries. The Vendor and/or any one of the Sunward Companies is the registered and beneficial holder of all of the issued and outstanding shares of each of the Subsidiaries, with good and marketable title thereto, free and clear of all Encumbrances. All of the issued and outstanding shares and other ownership interests in the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.

(13)        Title to Assets. The Sunward Companies have good title to all of their property (real and personal) and the Assets, in each case, free and clear of all Encumbrances that could have a Material Adverse Effect on the value thereof or materially adversely interfere with the use thereof made or to be made by them.

(14)        Mineral Rights.

(a)	All of the Sunward Companies’ material real properties, including all real property relating to the Project (collectively, the “Sunward Properties”) and all of the Sunward Companies’ material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of law or otherwise), including all such interests and rights relating to the Project (collectively, the “Mineral Rights”), are set out in Schedule 3.1(14) of the Vendor Disclosure Statement. Other than the Sunward Properties and the Mineral Rights set out in Schedule 3.1(14) of the Vendor Disclosure Statement, none of the Sunward Companies owns or has any interest in any material real property or any material mineral interests and rights.

(b)	The Sunward Companies are the sole legal and beneficial owners of all right, title and interest in and to the Sunward Properties and the Mineral Rights, free and clear of any Encumbrances, other than the Permitted Encumbrances.

(c)	To the knowledge of the Vendor, all of the Mineral Rights have been properly located and recorded in compliance with Applicable Laws and are comprised of valid and subsisting mineral claims.

(d)	To the knowledge of the Vendor, the Mineral Rights constitute all mineral interests, rights, permits and licences necessary to permit the applicable Sunward Company to explore minerals contained at the Project and all such Mineral Rights have been validly issued in accordance with Applicable Law and are comprised of valid and subsisting mineral claims.

(e)	The Sunward Properties and the Mineral Rights are in good standing under Applicable Law and, to the knowledge of the Vendor, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(f)	To the knowledge of the Vendor, there is no material adverse claim or challenge, and neither the Vendor nor any of the Sunward Companies has received any notice of an adverse claim or challenge, against or to the ownership of or title to the Mineral Rights.

(g)	To the knowledge of the Vendor, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Sunward Companies’ interests in the Sunward Properties or any of the Mineral Rights.

(h)	To the knowledge of the Vendor, there are no material restrictions on the ability of the Sunward Companies to use, transfer or exploit the Sunward Properties or any of the Mineral Rights, except pursuant to Applicable Law.

(i)	To the knowledge of the Vendor, the Mineral Rights are not subject to any environmental limitations under Applicable Law that could reasonably prohibit or limit in any way the exploration or exploitation of minerals contained at the Project by the Sunward Companies.

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(15)        Expropriation. No part of the Sunward Properties, the Assets or the Mineral Claims has been taken, condemned or expropriated by any Governmental Authority, nor has any written notice or proceeding in respect thereof been given or commenced and, to the knowledge of the Vendor, there is no intent or proposal to give such notice or commence any such proceedings by any Governmental Authority.

(16)        Corporate Records. Each Sunward Company’s constating documents have been provided to the Purchaser and such constating documents, as so amended, are in full force and effect and no amendments are proposed to be made to the same. The corporate records and minute books for each of the Sunward Companies have been provided to the Purchaser. Such records and minute books constitute all resolutions passed by the directors and/or shareholders, as applicable, and minutes of each of the Sunward Companies that are in the possession of the Vendor or its Affiliates.

(17)        Books and Records. The Books and Records of the Sunward Companies, insofar as they relate to the Project, the Assets, the Sunward Properties and the Mineral Rights, fairly and correctly reflect in all material respects all material financial transactions of the Sunward Companies in conformity with accounting patterns usually accepted in the British Virgin Islands or Colombia, as the case may be.

(18)        Environmental Matters.

(a)	Except as set forth in Schedule 3.1(18) of the Vendor’s Disclosure Statement, with respect to the Mineral Rights:

(i)	to the knowledge of the Vendor, the Sunward Companies have been in material compliance with all applicable Environmental Laws relating to the Mineral Rights or the exploration and development of the areas covered by the Mineral Rights. Neither the Vendor nor, to the knowledge of the Vendor, any Sunward Company has received any notice from any Governmental Authority alleging that they are or any of their predecessors in interest have violated or are violating in any material respect any Environmental Law to which the areas covered by the Mineral Rights are subject;

(ii)	to the knowledge of the Vendor, no Sunward Company, nor any Person acting on behalf of a Sunward Company, has caused or permitted the release of any Hazardous Substances at, in, on, under or from the area covered by the Mineral Rights, except in material compliance with Environmental Laws;

(iii)	to the knowledge of the Vendor, all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the areas covered by the Mineral Rights by any of the Sunward Companies or any Person acting on its behalf has been handled, recycled, disposed of, treated and stored by any of the Sunward Companies or any Person acting on its behalf in compliance in all material respects with all applicable Environmental Laws; and

(iv)	to the knowledge of the Vendor, no Sunward Company has contractually assumed any material Environmental Liabilities or obligations of another Person under or relating to Environmental Laws that in any case would reasonably be expected to have a Material Adverse Effect;

(b)	Except as set forth in Schedule 3.1(18) of the Vendor’s Disclosure Statement, there are no outstanding orders or directions issued by any Governmental Authority to the Vendor or, to the knowledge of the Vendor, any Sunward Company relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Mineral Rights and the conduct of the operations by the Vendor, the Sunward Companies or any Person acting on their behalf related thereto, nor has the Vendor or, to the knowledge of the Vendor, any Sunward Company received any notice of same; and

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(c)	Except as set forth in Schedule 3.1(18) of the Vendor’s Disclosure Statement, neither the Vendor nor any of the Sunward Companies has received inquiry from or notice of a pending investigation from any Governmental Authority or of any administrative or judicial proceeding concerning the violation of any Environmental Law or any Environmental Liabilities with respect to the Mineral Rights.

(19)        No Litigation. Other than as set forth in Schedule 3.1(19) of the Vendor Disclosure Statement, there are no actions, suits, claims, investigations, inquiries, complaints, grievances or proceedings, including appeals and applications for review, that are outstanding, in progress or, to the knowledge of the Vendor, pending or threatened against or relating to any of the Sunward Companies at law or in equity or before any Governmental Authority.

(20)        Financial Statements. The balance sheet as at November 30, 2015 and May 31, 2016 for each of the Sunward Companies are true and correct in all material respects and present fairly the assets, liabilities, commitments and financial position of each Sunward Company as at the date thereof, in accordance with applicable accounting standards, except for inter-company balances and related adjustments.  The income statement activities from June 19, 2015 to November 30, 2015 and for the interim period ended May 31, 2016 delivered by the Vendor to the Purchaser for each of the Sunward Companies are true and correct in all material respect, in accordance with applicable accounting standards.

(21)        Insurance. As of the date hereof, the Sunward Companies have such policies of insurance as are listed in Schedule 3.1(21) of the Vendor Disclosure Statement. All insurance maintained by the Sunward Companies is in full force and effect and in good standing and no Sunward Company is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has any Sunward Company failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of any Sunward Company or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect.

(22)        Tax Matters.

(a)	As at the Closing Time, the Sunward Companies will have paid or properly accrued for all Taxes which are due and payable by them on or before the date thereof, including any Taxes in respect of the Project, the Assets, the Sunward Properties and the Mineral Rights and have properly and in a timely manner filed all required tax returns and social security declarations to the relevant authorities in accordance with Applicable Laws.

(b)	To the knowledge of the Vendor, the Sunward Companies have properly prepared, maintained and preserved in all material respects, according to Applicable Laws, all records necessary to correctly determine and assess all taxes and contributions payable in respect of the Mineral Rights, the Assets, the Sunward Properties and the Project.

(c)	Except as disclosed in Schedule 3.1(22) of the Vendor’s Disclosure Statement, to the knowledge of the Vendor, there are no proceedings, investigations, audits or claims now pending or threatened against any of the Sunward Companies in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(23)	Employees.

(a)	All of the employees of the Sunward Companies, together with their titles, service dates and material terms of employment are set forth at Schedule 3.1(23) of the Vendor Disclosure Statement. No such employee is on long-term disability leave, extended absence or worker’s compensation leave. All current assessments under applicable worker’s compensation legislation in relation to such employees have been paid or accrued by the Sunward Companies and the Sunward Companies are not subject to any special or penalty assessment under such legislation which has not been paid.

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(b)	To the knowledge of the Vendor, except for those written employment contracts with employees of the Sunward Companies set forth in Schedule 3.1(23) of the Vendor Disclosure Statement, there are no written contracts of employment entered into with any such employees. Except for those agreements or provisions described in Schedule 3.1(23) of the Vendor Disclosure Statement, no employee of a Sunward Company is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Agreement.

(c)	To the knowledge of the Vendor, each of the Sunward Companies has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon any Sunward Company or in respect of which a Sunward Company has any actual or potential liability (the “Benefit Plans”) and with all Applicable Law and collective bargaining agreements relating thereto.

(d)	Schedule 3.1(23) of the Vendor Disclosure Statement sets forth a complete list of the Benefit Plans. Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications containing the Benefit Plans which have been provided to persons entitled to benefits under the Benefit Plans have been delivered or made available to the Purchaser together with copies of all material documents relating to the Benefit Plans.

(e)	To the knowledge of the Vendor, a complete list of all consulting and third-party contractor agreements, including drilling contractors, to which any Sunward Company is a party to, is set forth at Schedule 3.1(23) of the Vendor Disclosure Statement, there are no material defaults or violations by any Sunward Company of any such agreement and there are no material claims or proceedings commenced or threatened, from any such third-party contractors.

(24)        Material Agreements. Neither the Vendor nor, to the knowledge of the Vendor, any of the Sunward Companies have entered into any material agreement, other than as set forth in Schedule 3.1(24) to the Vendor Disclosure Statement, that affects, directly or indirectly, the Mineral Rights, the Sunward Properties or the Project.

(25)        Non-Arm’s Length Transactions. No director, officer, employee or other Person not dealing at arm’s length with any of the Sunward Companies and, to the knowledge of the Vendor, no former director, officer, employee or shareholder of the Sunward Companies has any contracts, business dealings, supplier relationships, indebtedness, liability or obligation to, with or from any Sunward Company, and no Sunward Company is indebted or otherwise obligated to any such Persons, including under any cause of action or other claim.

(26)        Restrictive Covenants. To the knowledge of the Vendor, none of the Sunward Companies is a party to, or bound or affected by, any contract or document containing any covenant expressly limiting the freedom of any Sunward Company to compete in any line of business, acquire goods or services from any supplier, sell goods or services to any Person or transfer or move any of its assets or operations, or which materially or adversely affects their business practices, operations or financial condition or the continued operation of its business after the Closing Date as presently carried on.

(27)        Compliance with Anti-Corruption Laws. None of the Vendor (in respect of its activities relating to the Sunward Companies) or, to the knowledge of the Vendor, the Sunward Companies or any of their respective representatives or joint venture partners, in carrying out or representing the business of the Vendor (in respect of its activities relating to the Sunward Companies) and the Sunward Companies anywhere in the world, have violated any provision of Canada’s Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act or the anti-corruption laws of any other jurisdiction where such business is carried on.

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(28)        Material Disclosure. The Vendor has provided or made available to the Purchaser all material information and data in the possession of the Vendor and its Affiliates relating to the Project, the Assets, the Sunward Properties, the Mineral Rights and the Sunward Companies, including all information and data in its possession relating to the exploration, development work carried out by the Sunward Companies or any person on their behalf on the area covered by the Mineral Rights, including all historical information with respect to title and geological, geophysical and assay results, maps, environmental studies, tests and assessments, all notifications from regulatory authorities and notifications from the Vendor to the regulatory authorities with regards to prospecting activities and related historical and ongoing environmental damages within the area of the Mineral Rights.

(29)        Material Changes. Since May 31, 2016:

(a)	each of the Sunward Companies has conducted its respective business only in the Ordinary Course of Business;

(b)	no Sunward Company has incurred or suffered a Material Adverse Effect;

(c)	there has not been any acquisition or sale by the Sunward Companies of any material property or assets; and

(d)	other than in the Ordinary Course of Business, there has not been any incurrence, assumption or guarantee by the Sunward Companies of any debt for borrowed money, any creation or assumption by the Sunward Companies of any Encumbrance (other than Permitted Encumbrances), any making by the Sunward Companies of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by the Sunward Companies of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on any of the Sunward Companies.

(30)        Shares of the Purchaser. Neither the Vendor nor any of its Affiliates directly or indirectly have beneficial ownership or voting direction or control of any shares of the Purchaser or are party to any agreement or understanding to acquire beneficial ownership or voting direction or control of any of the shares of the Purchaser, other than under the terms of this Agreement.

(31)        No Guarantee. To the knowledge of the Vendor, except for the indemnification provided to directors, officers and key personnel of the Sunward Companies, none of the Sunward Companies has given or agreed to give, nor is it a party to or bound by or subject to, any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person.

(32)        Material Obligations. To the knowledge of the Vendor, none of the Sunward Companies is in violation of its constating documents or in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which any of its property may be bound.

(33)        No Royalties. To the knowledge of the Vendor, subject to any rights of general application of any Governmental Authority having jurisdiction, no Person has any interest in the Project, the Assets, the Sunward Properties or Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest and there are no contracts, commitments, agreements, understandings, arrangements or restrictions that would restrict the ability of the Vendor to transfer to a third party any interest in the Project, the Assets, the Sunward Properties or Mineral Rights or the production of profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

3.2           Representations and Warranties of the Purchaser. As a material inducement to the Vendor entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendor is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 3.2, the Purchaser represents and warrants to the Vendor, except to the extent that such representations and warranties are specifically qualified by the Purchaser Disclosure Statement (which shall make reference to the applicable section or subsection below in respect of which such qualification is being made) as of the date hereof and as of the Closing Date as follows:

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(1)         Organization and Corporate Power. The Purchaser is a corporation incorporated and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. No act or proceeding has been taken or authorized by or against the Purchaser in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Purchaser or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchaser and no such proceedings have been threatened.

(2)         Authorization. The execution and delivery of this Agreement, and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Purchaser.

(3)         Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(4)         Regulatory Approvals and Consents. Except for approval of the Exchange, no Regulatory Approval, Consent or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Purchaser or its Affiliates in connection with the execution and delivery of, and performance by the Purchaser or its Affiliates of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

(5)         Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Purchaser and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(i)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles, by-laws or constating documents of the Purchaser or its Affiliates or any Contract or Licence;

(ii)	the creation or imposition of any lien on any property or asset of the Purchaser or its Affiliates; or

(iii)	the violation of any Applicable Law.

(6)         Stock Exchange Compliance. The Purchaser is in compliance in all material respects with the applicable rules and regulations of the Exchange.

(7)         Purchaser Shares. The Purchaser Shares to be issued and delivered by the Purchaser pursuant to Section 2.2(a) will, when delivered to the Vendor by the Purchaser, be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Purchaser.

(8)         Purchaser Warrants. The Purchaser Warrants will, when issued, be duly authorized and validly issued, the Purchaser Shares issuable upon exercise of the Purchaser Warrants will, when the Purchaser Warrants are issued, be duly authorized, allotted and reserved for issuance and the Purchaser Shares issuable upon exercise of the Purchaser Warrants, upon due exercise of the Purchaser Warrants, will be issued as fully paid and non-assessable Purchaser Shares.

(9)         Reporting Status and Securities Laws Matters. The Purchaser is a “reporting issuer” and not on the list of reporting issuers in default under applicable Securities Laws in the provinces of British Columbia and Alberta. No delisting, suspension of trading in or cease trading order with respect to any securities of the Purchaser and, to the knowledge of the Purchaser, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken.

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(10)        Public Filings. The documents comprising the Purchaser Public Disclosure Record: (i) did not, as of their respective dates or dates of amendment, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; and (ii) complied in all material respects with Applicable Laws at the time they were filed or furnished.  Except where the failure to timely file has not had or would not reasonably be expected to have a significant effect on the market price or value of the securities of the Purchaser, the Purchaser has timely filed or furnished or caused to be filed or furnished with the Canadian securities regulators all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser to the Canadian securities regulators since November 30, 2014. The Purchaser has not filed any confidential material change report which, at the date hereof, remains confidential.

(11)        Purchaser Financial Statements. The Purchaser's audited financial statements as at and for the fiscal year ended November 30, 2015 and the Purchaser's unaudited financial statements as at and for the six months ended May 31, 2016 (together, the “Purchaser Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Purchaser's independent auditors, and except that the unaudited Purchaser Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Purchaser and its subsidiaries as of the dates thereof and for the periods indicated therein. There has been no material change in the Purchaser's accounting policies, except as described in the notes to the Purchaser Financial Statements, since November 30, 2015.

(12)        Litigation. Except as set forth in Section 3.2(12) of the Purchaser Disclosure Statement, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the Purchaser, threatened affecting the Purchaser or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or any Governmental Authority, including matters arising under Environmental Laws. Neither the Purchaser nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(13)        Compliance with Laws. The Purchaser and its subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(14)        Absence of Cease Trade Orders. No order ceasing or suspending trading in the Purchaser Shares (or any of them) or any other securities of the Purchaser is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Purchaser, are pending, contemplated or threatened.

(15)        Compliance with Anti-Corruption Laws. None of the Purchaser or, to the knowledge of the Purchaser, its subsidiaries or any of their respective representatives or joint venture partners, in carrying out or representing the business of the Purchaser and its subsidiaries anywhere in the world, have violated Canada's Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act or the anti-corruption laws of any other jurisdiction where such business is carried on.

3.3           Survival of Representations and Warranties. The representations and warranties contained in this Agreement or any document or certificate given pursuant to this Agreement (including, for greater certainty, the Vendor Disclosure Statement and the Purchaser Disclosure Statement) shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Shares, and shall expire and be terminated on the date which is twenty-four (24) months from the Closing Date.

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3.4           Disclaimer of Warranties. Notwithstanding anything herein to the contrary, and for the sake of clarity, it is the explicit intent of the Parties hereto that: (a) neither the Vendor nor its Affiliates is making any representations or warranties whatsoever, express or implied (including any implied warranty or representation as to the value, condition, merchantability or suitability of any of the Corporation’s or the Subsidiaries’ assets), beyond those expressly given by the Vendor in Section 3.1 and except as expressly provided in Section 3.1 and subject to the terms and conditions of this Agreement; and (b) neither the Purchaser nor its Affiliates is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Purchaser in Section 3.2 and except as expressly provided in Section and subject to the terms and conditions of this Agreement. Other than the representations and warranties made by the Vendor under this agreement, it is understood that the Purchaser takes the Shares and ownership in the Corporation and, indirectly, in the Subsidiaries and the business represented thereby as is and where is with all faults as of the closing date and with any and all defects. It is understood that, other than as specifically contemplated in Sections 3.1 and 3.2, as applicable, any estimates, forecasts, projections, financial models or other predictions and any other information or materials that have been or shall hereafter be provided or made available by one Party to the other or any of their respective Affiliates or respective representatives (including in any presentation by a Party or any of its Affiliates or management) are not, and shall not be deemed to be, representations and warranties of the Party or its Affiliates or any of their respective representatives.

Article 4
CLOSING ARRANGEMENTS

4.1           Closing. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of the Purchaser's legal counsel, or at such other time on the Closing Date or such other place as may be agreed in writing by the Vendor and the Purchaser.

4.2           Vendor’s Closing Deliveries. At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following:

(a)	the certificates issued in the name of the Purchaser, or as it directs, representing the Shares to be issued to the Purchaser;

(b)	certificates of good standing (or equivalent) for each of the Sunward Companies dated not more than four (4) Business Days prior to the Closing Date;

(c)	certified copies of the resolutions duly adopted by the board of directors of the Vendor dated as of the Closing Date approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby;

(d)	resignations of all individuals who are immediately before the Closing Time directors or officers of the Sunward Companies, and duly executed releases, in a form satisfactory to the Purchaser, acting reasonably, from each such individual of all their claims against the Sunward Companies;

(e)	certified copies of the resolutions duly adopted by the board of directors of the Corporation as of the Closing Date, approving and authorizing the transactions contemplated in this Agreement, including, without limitation:

(i)	the transfer of the Shares from the Vendor to the Purchaser; and

(ii)	letters (in the agreed form) informing the British Virgin Islands registered agents of each of the Corporation and Sunward Resources Limited of the transfer of the Shares and that certain Representatives of the Purchaser, to be designated in writing by the Purchaser prior to the Closing Date, will be their new contacts and instructing clients of record;

(f)	such documents as are necessary to transfer all signing authority in respect of each of the Sunward Companies from the Vendor to the Purchaser and its nominees;

(g)	a duly executed copy of the Vendor Disclosure Statement;

(h)	a duly executed copy of the share transfer form or other valid instrument of transfer in respect of the transfer of the Shares pursuant to this Agreement;

(i)          a certified copy of the updated register of members of the Corporation evidencing the transfer of the Shares to the Purchaser;

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(j)	if applicable, evidence in form satisfactory to the Purchaser, acting reasonably, that all Regulatory Approvals, Consents, Orders and authorizations required to be obtained by the Vendor or the Sunward Companies for the Closing set forth in Schedule 3.1(6) of the Vendor Disclosure Statement have been obtained;

(k)	a certificate, dated the Closing Date, and signed on behalf of the Vendor, but without personal liability, by the Chief Executive Officer or the Chief Financial Officer of the Vendor, or such other officer of the Vendor as may be reasonably acceptable to the Purchaser, certifying that: (i) the Vendor has complied with all covenants and satisfied all terms and conditions hereof to be complied with and satisfied by the Vendor at or prior to the Closing Time; and (ii) all the representations and warranties of the Vendor contained herein are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time; and

(l)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

4.3	Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered the following:

(a)	a share certificate issued in the name of the Vendor, representing 2,500,000 Purchaser Shares;

(b)	a share certificate issued in the name of the Vendor, representing 2,500,000 Purchaser Shares, which certificate shall bear the legend set forth in Section 2.4;

(c)	a warrant certificate issued in the name of the Vendor, or as it directs, representing the Purchaser Warrants to be issued to the Vendor, in substantially the form set forth in Exhibit “A” hereto;

(d)	certified copies of the resolutions duly adopted by the board of directors of the Purchaser dated as of the Closing Date from a senior officer of the Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby;

(e)	a duly executed copy of the Purchaser Disclosure Statement;

(f)	if applicable, evidence in form satisfactory to the Vendor, acting reasonably, that all Regulatory Approvals, Consents, Orders and authorizations required to be obtained by the Purchaser for the Closing set forth in Schedule 3.2(4) of the Purchaser Disclosure Statement have been obtained;

(g)	a certificate, dated the Closing Date, and signed on behalf of the Purchaser, but without personal liability, by the Chief Executive Officer or the Chief Financial Officer of the Purchaser, or such other officer of the Purchaser as may be reasonably acceptable to the Purchaser, certifying that: (i) the Purchaser has complied with all covenants and satisfied all terms and conditions hereof to be complied with and satisfied by the Purchaser at or prior to the Closing Time; and (ii) all the representations and warranties of the Purchaser contained herein are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time; and

(h)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendor, acting reasonably.

Article 5
CONDITIONS OF CLOSING

5.1           Purchaser’s Conditions. The Purchaser shall not be obligated to complete the purchase of the Shares pursuant to this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 5.1 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendor shall take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the conditions listed below in this Section 5.1 are fulfilled at or before the Closing Time.

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(1)         Representations and Warranties. Each of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as at the Closing Date, as if made at and as of the Closing Date.

(2)         Inter-Company Debt. Any inter-company debt between the Vendor and the Corporation shall have been capitalized prior to Closing.

(3)         Compliance. The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in this Agreement.

(4)         No Litigation. There shall have been no Order made or any Legal Proceedings commenced or threatened enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement.

(5)         Regulatory Approvals. All Consents and Regulatory Approvals set out in Schedule 3.1(6) to the Vendor Disclosure Schedule shall have been obtained, made or waived, and all applicable waiting periods, if any, shall have expired or been the subject of early termination.

(6)         Change of Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of (i) making the purchase of the Shares as set out in this Agreement illegal or otherwise preventing or prohibiting the purchase of the Shares by the Purchaser; or (ii) making the issuance of the Purchaser Shares or Purchaser Warrants as contemplated by this Agreement illegal or otherwise preventing or prohibiting the issuance of the Purchaser Shares or Purchaser Warrants as contemplated by this Agreement.

(7)         Closing Deliveries. The Purchaser shall have received the Closing Deliveries required to be delivered by the Vendor to the Purchaser pursuant to Section 4.2 in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel, acting reasonably.

5.2           Condition Not Fulfilled. If any condition in Section 5.1 has not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result solely of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser, in its sole discretion, may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 9.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

5.3           Vendor’s Conditions. The Vendor shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 5.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 5.3 are fulfilled at or before the Closing Time.

(1)         Representations and Warranties. Each of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as at the Closing Date, as if made at and as of the Closing Date.

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(2)         Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing all the documents contemplated in Section 4.3 and elsewhere in this Agreement.

(3)         No Litigation. There shall have been no Order made or any Legal Proceedings commenced or threatened enjoining, preventing or restraining the completion of the transactions contemplated by the Agreement.

(4)         Regulatory Approvals. All Consents and Regulatory Approvals set out in Schedule 3.2(4) to the Purchaser Disclosure Schedule shall have been obtained, made or waived, and all applicable waiting periods, if any, shall have expired or been the subject of early termination.

(5)         Change of Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of (i) making the purchase of the Shares as set out in this Agreement illegal or otherwise preventing or prohibiting the purchase of the Shares by the Purchaser; or (ii) making the delivery of the Purchaser Shares or Purchaser Warrants as contemplated by this Agreement illegal or otherwise preventing or prohibiting the issuance of the Purchaser Shares or Purchaser Warrants as contemplated by this Agreement.

(6)         Exchange Listing. The Purchaser shall have delivered evidence to the Vendor of the approval of the listing and posting for trading on the Exchange of the Purchaser Shares to be issued and delivered by the Purchaser pursuant to Section 2.2(a), subject only to the satisfaction of the customary listing conditions of the Exchange.

(7)         Resale. The distribution of the Purchaser Shares shall be exempt from the prospectus requirements of applicable Securities Laws and shall not be subject to any resale restrictions other than as contemplated in this Agreement.

(8)         Closing Deliveries. The Vendor shall have received the Closing Deliveries required to be delivered by the Purchaser to the Vendor pursuant to Section 4.3 in form (as to certification and otherwise) and substance satisfactory to the Vendor and its counsel, acting reasonably.

5.4           Condition Not Fulfilled. If any condition in Section 5.3 shall not have been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result solely of the failure of a Vendor to comply with its obligations under this Agreement, then the Vendor, may, without limiting any rights or remedies available to the Vendor at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser as provided in Section 9.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

Article 6
INDEMNIFICATION

6.1           Survival. All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Section 5.1 and Section 5.3 hereof and other than the representations and warranties referenced in Section 3.3 hereof (the survival of which shall be governed by that section), shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Shares.

6.2           Indemnity by the Vendor. The Vendor shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

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(a)	any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement (including, for greater certainty, the Vendor Disclosure Statement); and

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.3           Indemnity by the Purchaser. The Purchaser shall indemnify the Vendor’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement (including, for greater certainty, the Purchaser Disclosure Statement); and

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.4          Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 6, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, to the extent known.

6.5          Time Limits for Claim Notice for Breach of Representations and Warranties.

(1)         Notice by the Purchaser. No Damages may be recovered from the Vendor pursuant to Subsection 6.2(a) unless a Claim Notice is delivered by the Purchaser on or before the date that is twenty-four (24) months after Closing, provided, however, that in the event of fraud relating to a representation or warranty of the Vendor then notwithstanding the foregoing, the Purchaser shall be entitled to deliver a Claim Notice at any time for the purposes of such claim. This Subsection 6.5(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Subsection 6.2(b).

(2)         Notice by the Vendor. No Damages may be recovered from the Purchaser pursuant to Section 6.3(a) unless a Claim Notice is delivered by the Vendor on or before the date that is twenty-four (24) months after Closing, provided, however, that in the event of fraud relating to a representation or warranty of the Purchaser then notwithstanding the foregoing, the Vendor shall be entitled to deliver a Claim Notice at any time for the purposes of such claim. This Subsection 6.5(2) shall not be construed to impose any time limit on the Vendor’s right to assert a claim to recover Damages under Subsection 6.3(b).

6.6          Monetary Limitations.

(1)         Limitation of Liability. For the purposes of computing the aggregate amount of Damages incurred by the Indemnified Party, the amount of the Damages that may be recovered shall be limited to an amount equal to the amount of Damages that remain after deducting therefrom (i) any third party insurance and any indemnity, contributions or other similar payment payable by any third party with respect thereto (but for greater certainty, Damages will include all costs and expenses incurring by the Indemnified Party to realize such third party insurance, contributions or other similar payment, including any insurance deductible payments and any increase to premiums resulting from an insurance claim), and (ii) any net tax benefit recognized (by reason of a tax deduction, basis judgment, shifting of income, credit and/or deductions or otherwise) by the Indemnified Party or any Affiliate thereof with respect to the Damages or items giving rise to such claim for indemnification.

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(2)         Deduction of Contribution to Damages. The amount of Damages shall be reduced to the extent appropriate to reflect the relative contribution to such Damage, if any, caused by actions taken by the Indemnified Party or any Affiliate thereof after the Closing.

(3)         Recovery from Third Party. In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which the Indemnifying Party has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered except to the extent that such amount has already been deducted in calculating the Damages pursuant to Subsection 6.6(1) (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(4)         Damages from Vendor. No Damages may be recovered from the Vendor pursuant to Section 6.2(a) unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 6.2(a) exceeds $75,000, in which event the accumulated aggregate amount of all such Damages may be recovered, up to a maximum of the Indemnity Cap. Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of the Vendor in this Agreement resulting from intentional misrepresentation, wilful breach or fraud by the Vendor, nor shall the limitation be construed to apply to any of the indemnities in Sections 6.2(b).

(5)         Damages from Purchaser. No Damages may be recovered from the Purchaser pursuant to Section 6.3(a) unless and until the accumulated aggregate amount of Damages of the Vendor’s Indemnified Parties arising pursuant to Section 6.3(a) exceeds $75,000, in which event the accumulated aggregate amount of all such Damages may be recovered, up to a maximum of the Indemnity Cap. Such limitation shall have no application to any claim to recover Damages based on any incorrectness in or breach of any representation or warranty of the Purchaser in this Agreement resulting from intentional misrepresentation, wilful breach or fraud by the Purchaser, nor shall the limitation be construed to apply to any of the indemnities in Sections 6.3(b).

6.7          Agency for Non-Parties. Notwithstanding Section 10.11, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

6.8          Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have sixty (60) days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 6, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

6.9          Third Party Claims.

(1)         Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of a Claim Notice to notify the Indemnified Party whether the Indemnifying Party desires, at the Indemnifying Parties’ sole cost and expense and by counsel of its own choosing, to assume and control the defense of the Third Party Claim. If the Indemnifying Party undertakes to assume and control the defense of a Third Party Claim, (i) the Indemnifying Party shall use its reasonable efforts to defend against such Third Party Claim and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to any settlement which (A) does not contain a full and final release of the Indemnified Party from the subject matter of such Third Party Claim and settlement, (B) requires an express admission of wrongdoing by the Indemnified Party or (C) provides for injunctive or other non-monetary relief affecting the Indemnified Party in any way.

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(2)         Respective Rights on Indemnifying Party’s Assumption of Control. If the Indemnifying Party elects to assume control as contemplated in Subsection 6.9(1), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

6.10        Interest on Damages. The amount of any Damages which is subject to indemnification hereunder shall bear interest from and including the date the Indemnified Party was notified of the claim for Damages at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Damages by the Indemnifying Party is made, compounded monthly, and the amount of such interest shall be deemed to be part of such Damages.

6.11        Cooperation. Each Indemnified Party and Indemnifying Party shall reasonably cooperate and assist each other in determining the validity of any claim for indemnity by an Indemnified Party and otherwise in resolving such matters. Such assistance and cooperation will include providing reasonable access to information, records and documents relating to such matters and furnishing employees to assist in the investigation, defence and resolution of such matters.

Article 7
COVENANTS

7.1          Cooperation.

(1)         Vendor’s Obligations. During the Interim Period, the Vendor shall perform all obligations required to be performed by the Vendor under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Vendor shall use commercially reasonable efforts to obtain and assist the Purchaser in obtaining all Consents and Regulatory Approvals.

(2)         Purchaser’s Obligations. During the Interim Period, the Purchaser shall perform all obligations required to be performed by the Purchaser under this Agreement, co-operate with the Vendor in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Purchaser shall use commercially reasonable efforts to obtain and assist the Vendor in obtaining all Consents and Regulatory Approvals.

7.2          Material Transactions.

(1)         Vendor’s Obligations. During the Interim Period, the Vendor shall cause the Corporation and the Subsidiaries to not enter into any material agreement or transaction without the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

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(2)         Purchaser’s Obligations. During the Interim Period, the Purchaser shall not enter into any material agreement or transaction without the prior written consent of the Vendor, such consent not to be unreasonably withheld.

7.3          Ordinary Course of Business.

(1)         Vendor’s Obligations. During the Interim Period, the Vendor shall cause the Corporation and the Subsidiaries to operate its business in the Ordinary Course of Business in compliance with Applicable Law.

(2)         Purchaser’s Obligations. During the Interim Period, the Purchaser shall operate its business in the Ordinary Course of Business in compliance with Applicable Law.

7.4          Confidentiality. Confidential Information shall be treated in accordance with the terms of the Confidentiality Agreement.

7.5          Consents and Approvals. Commencing forthwith after the date hereof, each of the Parties shall use all commercially reasonable efforts to obtain, at or prior to the Closing, all Consents and Regulatory Approvals and the Purchaser shall apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the Exchange of the Purchaser Shares to be issued and delivered by the Purchaser pursuant to Section 2.2(a) and the Purchaser Shares issuable upon exercise of the Purchaser Warrants subject only to satisfaction by the Purchaser of customary listing conditions of the Exchange.

7.6          Filings with Governmental Authorities. As soon as practicable after the date of this Agreement, each of the Purchaser and the Vendor shall make or cause to be made all filings, notices or requests for consents or approval required to be given or made by it to any Governmental Authority in connection with the sale and transfer of the Shares, including application by the Purchaser to the Exchange for its approval of the transactions contemplated by this Agreement, including the listing and posting for trading of the Purchaser Shares to be issued and delivered under Section 2.2(a).

7.7          Additional Covenants of the Vendor. The Vendor covenants and agrees that, except as contemplated by this Agreement, until the Closing or the day upon which this Agreement is terminated, whichever is earlier:

(a)	it shall cause its Affiliates and the Sunward Companies to conduct their business in a reasonable and prudent manner in accordance with past practice, preserve existing business organizations and relations with employees, customers, suppliers and others with whom they have a business relationship, preserve and protect all of their rights and obligations relating to the Sunward Companies, the Mineral Rights, the Assets, the Sunward Properties or the Project, and conduct their business in compliance with Applicable Law;

(b)	it shall comply, and cause the Sunward Companies to comply, with all Applicable Laws in respect of the Project and the Mineral Rights and shall promptly notify the Purchaser of any correspondence, notices, claims, actions or steps in relation to the Project and/or the Mineral Rights;

(c)	it (including its Affiliates and the Sunward Companies) shall not, directly or indirectly (through advisors or otherwise), solicit, encourage, initiate or entertain any negotiations or discussions with any third party or provide information to any third party in respect of the subject matter of the transactions contemplated herein, including the Sunward Companies and/or the Mineral Rights, any purchase, sale or other transaction involving its interests relating to the Sunward Companies, the Sunward Properties and/or the Mineral Rights;

(d)	it (including its Affiliates and the Sunward Companies) shall not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

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(e)	it shall cause the Sunward Companies not to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, directly or indirectly, do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

(A)	any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any of its shares; or

(B)	any of the Mineral Rights, the Sunward Properties or the Assets;

(ii)	amend or propose to amend their respective charter documents;

(iii)	split, combine or reclassify any of their outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to their shares;

(iv)	redeem, purchase or offer to purchase any shares or other of their securities, unless otherwise required by the terms of such securities;

(v)	reorganize or amalgamate with any other Person;

(vi)	restate their stated capital;

(vii)	except in the usual, ordinary and regular course of business and consistent with past practice, acquire, agree to acquire, dispose of or agree to dispose of any Person or acquire, agree to acquire, dispose of or agree to dispose of any assets;

(viii)	make, or make any commitments for, capital expenditures exceeding $10,000 for any individual commitment or $30,000 for all such commitments taken in the aggregate;

(ix)	fail in any material respect to comply with any Applicable Laws;

(x)	except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities; or (B) relinquish any contractual rights;

(xi)	except in the usual, ordinary and regular course of business and consistent with past practice, enter into or modify any material contract, agreement, commitment or arrangement; or

(xii)	except in the usual, ordinary and regular course of business and consistent with past practice, incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities;

(f)	it will permit, and will cause the Sunward Companies to permit, Representatives of the Purchaser to have full access, at all reasonable times and with reasonable advance written notice, and at the Purchaser’s sole risk and expense, to all premises, properties, personnel, Books and Records, technical records, contracts and documents of or pertaining to the Sunward Companies or the Mineral Rights, the Project, the Sunward Properties or Assets, including in respect of the Purchaser’s due diligence activities in relation to this Agreement;

(g)	it shall keep the Purchaser apprised of any correspondence, notices, claims, actions or steps to be taken by it or its Affiliates in respect of the Sunward Companies, the Mineral Rights, Project, the Sunward Properties or Assets and any material information it or its Affiliates becomes aware of relating to the same; and

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(h)	it agrees to promptly notify the Purchaser in writing of any action or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect or the occurrence of any breach by the Vendor of any representation or warranty, or any covenant or agreement contained in this Agreement.

Article 8
POST-CLOSING COVENANTS

8.1          Books and Records. As soon as practicable after Closing, the Vendor shall deliver or cause to be delivered to the Purchaser all Books and Records, including any financial and corporate books and records and deeds, certificates, surveys, contracts, title and legal opinions, permits, licenses, technical records, reports, studies, exploration data, geological, geochemical, geophysical and metallurgical data, drilling data, lab reports, assay results, files, plans, maps, feasibility studies, logs and other documentation relating to the Mineral Rights or necessary in connection with the exploration and development thereof in the possession or control of the Vendor or its Affiliates.

8.2          Exchange Listing and Reporting Issuer Status.

(1)         The Purchaser covenants and agrees to use commercially reasonable efforts to maintain its reporting issuer status in at least one province of Canada for a period of twenty-four (24) months following the Closing Date. For the sake of clarity, nothing in this Agreement shall prevent the Purchaser from entering into or completing any merger, amalgamation, arrangement, take-over bid, going private transaction or other similar transaction, which could result in the loss of its reporting issuer status in any of the Provinces of Canada.

(2)         The Purchaser covenants and agrees to use commercially reasonable efforts to maintain the listing of the Purchaser Shares on the Exchange (or on another senior securities exchange, market or trading or quotation facility in North America) for a period of twenty-four (24) months following the Closing Date.

8.3          Removal of Legend. The Purchaser covenants and agrees to use commercially reasonable efforts to cause its transfer agent to remove the legend described in Section 2.4 upon written request by the Vendor after the date specified in such legend.

Article 9
TERMINATION

9.1          Grounds for Termination.

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendor and the Purchaser;

(b)	by written notice from the Purchaser to the Vendor as permitted in Section 5.2;

(c)	by written notice from the Vendor to the Purchaser as permitted in Section 5.4; or

(d)	by written notice from either the Vendor or the Purchaser to the other Party if the Closing Date has not occurred on or before September 9, 2016 or such later date as the Parties may agree upon, unless such failure shall be due to the failure of the Party giving such notice to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied by it prior to the Closing.

9.2          Effect of Termination. If this Agreement is terminated:

(a)	by the Vendor or by the Purchaser under Section 9.1, subject to Subsection 9.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 7.4, 10.1, 10.2 and 10.9, which shall survive such termination.

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(b)	by a Party under Subsection 9.1(b), 9.1(c) or 9.1(d) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, the other Party shall remain fully liable for any and all damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

Article 10
GENERAL

10.1        Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

10.2        Public Announcements. Except to the extent otherwise required by Applicable Law or with the prior consent of the other Parties, no Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.

10.3        Notices.

(1)         Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(i)          if to the Vendor to:

NovaCopper Inc.

Suite 1950 – 777 Dunsmuir Street

Vancouver, BC V7Y 1K4

Name:   Rick Van Nieuwenhuyse

Fax:       604-638-0644

Email:    rickvann@novacopper.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 2600, 595 Burrard Street

Vancouver, BC V7X 1L3

Name:    Trisha Robertson

Fax:        604-631-3309

Email:     trisha.robertson@blakes.com

(ii)         if to the Purchaser to:

Brazil Resources Inc.

Suite 1830 – 1030 West Georgia Street

Vancouver, BC V6E 2Y3

Name:     Amir Adnani

Fax:         604-682-3591

Email:     aa@brazilresources.com

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with a copy (which shall not constitute notice) to:

Sangra Moller LLP

Suite 1000 – 925 West Georgia Street

Vancouver, BC V6C 3L2

Name:     Rod Talaifar

Fax:        604-669-8803

Email:     rtalaifar@sangramoller.com

(2)         Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. (Vancouver time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)         Change of Address. Any Party may from time to time change its address under this Section 10.3 by notice to the other Party given in the manner provided by this Section 10.3.

10.4        Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.5        Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that another Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

10.6        Entire Agreement. This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, including the Vendor Disclosure Statement and the Purchaser Disclosure Statement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

10.7        Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

10.8         Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver.

10.9        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as a British Columbia contract. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement.

10.10     Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

10.11     Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile transmission or electronic mail and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

BRAZIL RESOURCES INC.

By:	/s/ Amir Adnani
Name:	Amir Adnani
Title:	Chairman and Director

NOVACOPPER INC.

By:	/s/ Elaine Sanders
Name:	Elaine Sanders
Title:	Vice President and Chief Financial Officer

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EXHIBIT “A”

Form of Warrant Certificate

WARRANT CERTIFICATE

THE WARRANTS EVIDENCED HEREBY ARE EXERCISABLE AT OR BEFORE 4:00 P.M. (VANCOUVER TIME) ON THE EXPIRY DATE (AS SUCH TERM IS DEFINED HEREIN), SUBJECT TO ACCELERATION IN ACCORDANCE WITH SECTION 3 HEREOF, AFTER WHICH TIME THE WARRANTS EVIDENCED HEREBY SHALL BE DEEMED TO BE VOID AND OF NO FURTHER FORCE OR EFFECT.

BRAZIL RESOURCES INC.

COMMON SHARE PURCHASE WARRANT

DATED: ●, 2016

Number of Warrants: 1,000,000	Warrant Certificate No.: ●

THIS CERTIFIES that, for value received, NOVACOPPER INC. (the "Warrant Holder"), is the registered holder of 1,000,000 common share purchase warrants (the "Warrants") which entitle the holder, subject to the terms and conditions set forth in this warrant certificate (the "Warrant Certificate"), to subscribe for and purchase from BRAZIL RESOURCES INC. (the "Corporation") up to 1,000,000 fully paid and non-assessable common shares of the Corporation (the "Shares") until 4:00 p.m. (Vancouver time) on ●, 2018 (the "Expiry Date"), subject to acceleration in accordance with Section 3 hereof, on payment of CDN$3.50 per Warrant (the "Exercise Price").

1.	Exercise of Warrants

(a)	Election to Purchase. The rights evidenced by this Warrant Certificate may be exercised by the Warrant Holder in whole or in part and in accordance with the provisions hereof by delivery of an Election to Exercise in the form attached hereto as Appendix "A" properly completed and executed, together with payment of the aggregate Exercise Price by means set forth in Appendix "A" for the number of Shares specified in the Election to Exercise at the principal office of the Corporation or such other address as may be notified in writing by the Corporation. In the event that the rights evidenced by this Warrant Certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Shares issuable on the exercise of the Warrants so exercised, issue to the Warrant Holder a Warrant on identical terms in respect of that number of Shares in respect of which the Warrant Holder has not exercised the rights evidenced by this Warrant Certificate.

(b)	Exercise. The Corporation shall, as soon as reasonably practicable after the date it receives a duly executed Election to Exercise and payment of the aggregate Exercise Price for the number of Shares specified in the Election to Exercise (the "Exercise Date"), issue that number of Shares forming the Shares properly specified in the Election to Exercise as duly authorized, fully paid and non-assessable Shares.

(c)	Certificate. As promptly as practicable after the Exercise Date, and, in any event, within three business days, the Corporation shall issue and deliver to the Warrant Holder, registered in such name or names as the Warrant Holder may direct or, if no such direction has been given, in the name of the Warrant Holder, a certificate or certificates for the number of Shares properly specified in the Election to Exercise. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Warrant Holder with respect to the number of Warrants which have been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Shares represented thereby.

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(d)	Fractional Shares. To the extent that the holder of a Warrant is entitled to receive on the exercise or partial exercise thereof a fraction of a Share, such right may only be exercised in respect of such fraction in combination with another Warrant or other Warrants which in the aggregate entitle the holder to receive a whole number of Shares. If a holder is not able to, or elects not to, combine Warrants so as to be entitled to acquire a whole number of Shares, the holder shall not be entitled to any compensation or other right in lieu of fractional Shares.

(e)	Corporate Changes. If the Corporation shall be a party to any reorganization or merger, whether or not the Corporation is the surviving entity, the number of Warrants evidenced by this Warrant Certificate shall be adjusted so as to apply to the securities to which the holder of that number of Shares subject to the unexercised Warrants would have been entitled by reason of such reorganization or merger (the "Event") and the Exercise Price shall be adjusted to be the amount determined by multiplying the Exercise Price in effect immediately prior to the Event by the number of Shares subject to the unexercised Warrants immediately prior to the Event and dividing the product thereof by the number of securities to which the holder of that number of Shares subject to the unexercised Warrants would have been entitled to by reason of such Event.

(f)	Change or Reclassification of Shares. In the event the Corporation shall change or reclassify its outstanding Shares into a different class of securities (a "Share Reclassification"), the rights evidenced by the Warrants shall be adjusted as follows so as to apply to the successor class of securities:

(i)	the number of the successor class of securities which the Warrant Holder shall be entitled to acquire shall be that number of the successor class of securities which a holder of that number of Shares subject to the unexercised Warrants immediately prior to the change or reclassification would have been entitled to by reason of such change or reclassification; and

(ii)	the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the change or reclassification by the number of Shares subject to the unexercised Warrants immediately prior to the change or reclassification, and dividing the product thereof by the number of the successor class of securities determined in Subsection l(f)(i) hereof.

(g)	Distribution of Rights. In the event that the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all holders of its outstanding Shares entitling them, for a period expiring not more than forty-five (45) days after such record date, to subscribe for or purchase Shares (or securities convertible or exchangeable into Shares) at a price per Share (or having a conversion or exchange price per Share) less than 95% of the Fair Market Value of the Shares on the record date (a "Rights Offering"), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the amount determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Shares outstanding on such record date plus a number of Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Fair Market Value and of which the denominator shall be the total number of Shares outstanding on such record date plus the total number of additional Shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable. Any Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed .To the extent that no such rights, options or warrants are exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or, if any such rights, options or warrants are exercised, to the Exercise Price which would then be in effect based upon the number of Shares (or securities convertible or exchangeable into Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be. Upon any adjustment of the Exercise Price pursuant to this Subsection 1(g), the number of Warrants represented hereby will be adjusted immediately after such record date so that it will equal the number determined by multiplying the number of Warrants represented hereby in effect on such record date by a fraction, of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates or record dates referred to in this Subsection 1(g) are fixed within a period of twenty-five (25) trading days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates.

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(h)	Special Distributions. In the event that the Corporation shall fix a record date for the issue or distribution to all or substantially all of holders of its outstanding Shares of shares of the Corporation of any class other than the Shares, rights, options or warrants to acquire Shares or securities convertible or exchangeable into Shares (other than rights, options or warrants pursuant to which holders of Shares are entitled, during a period expiring not more than forty-five (45) days after the record date for such issue, to subscribe for or purchase Shares or securities convertible or exchangeable into Shares at a price per share (or in the case of securities convertible or exchangeable into Shares at an exchange, exercise or conversion price per share on the record date for the issue of such securities) of at least 95% of the Fair Market Value of the Shares on such record date), evidences of indebtedness of the Corporation or any property or assets of the Corporation and if such issue or distribution does not constitute a Share Reclassification or a Rights Offering (any of such non-excluded events being herein called a "Special Distribution"), the Exercise Price shall be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Exercise Price in effect on the record date for the Special Distribution by a fraction, the numerator of which shall be the difference between the product of the number of Shares outstanding on such record date and the Fair Market Value of the Shares on such record date and the fair value, as determined by the directors of the Corporation, to the holders of Shares of the shares, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution and the denominator of which shall be the product obtained by multiplying the number of Shares outstanding on such record date by the Fair Market Value of the Shares on such record date. Any Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of such calculation. To the extent that any adjustment in the Exercise Price occurs pursuant to this Subsection 1(h) as a result of the fixing by the Corporation of a record date for the issue or distribution of rights, options or warrants to acquire Shares or securities convertible or exchangeable into Shares referred to in this Subsection 1(h), the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange, exercise or conversion right to the amount which would then be in effect if the Fair Market Value of the Shares had been determined on the basis of the number of Shares issued and remaining issuable immediately after such expiry, and shall be further readjusted in such manner upon the expiry of any further such right.

(i)	Shares and Warrants to be Reserved. The Corporation will at all times keep available, and reserve, if necessary, under applicable corporate law, out of its authorized Shares, solely for the purpose of issue upon the exercise of the Warrants, such number of Shares as shall then be issuable upon the exercise of the Warrants. The Corporation will take such actions as may be reasonably necessary and as are within its power to ensure that all such Shares may be so issued without violation of any applicable requirements of the TSX Venture Exchange, or such principal stock exchange or over-the-counter market as the Shares may then be listed or quoted, as the case may be (the "Exchange"). The Corporation will take all such actions as may be reasonably necessary and are within its power to ensure that all such Shares may be so issued without violation of any applicable law.

(j)	Fair Market Value. For the purposes of any computation hereunder, the "Fair Market Value" at any date shall be the weighted average sale price per share for the Shares for the twenty (20) consecutive trading days immediately before such date on the Exchange, or, if the Shares in respect of which a determination of Fair Market Value is being made are not listed on any stock exchange or quoted for trading by a recognized over-the-counter market, the Fair Market Value shall be determined by the firm of independent chartered accountants retained to audit the financial statements of the Corporation, which determination shall be conclusive.

2.	Expiry Date

Subject to acceleration in accordance with Section 3 hereof, at the Expiry Date, all rights under the Warrants evidenced by this Certificate, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect.

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3.	Acceleration

If at any time after ●, 2016, the closing price of the Shares on the Exchange is CDN$5.95 or greater for twenty (20) or more consecutive trading days, the Corporation may provide written notice to the Holder of acceleration of the Expiry Date (the "Acceleration Notice") of all, but not less than all, of the Warrants. The Acceleration Notice shall be delivered to the Holder at the address of the Holder in the Corporation's register of Warrants (or at such other address for the Holder as shall be specified by the Holder by a notice given to the Corporation in writing). The Expiry Date for the Warrants will thereupon be accelerated to, and deemed to be, the date specified in the Acceleration Notice, which date must be a minimum of thirty (30) calendar days after the date of the Acceleration Notice.

4.	Replacement

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Warrant Certificate), the Corporation will issue to the Warrant Holder a replacement certificate (containing the same terms and conditions as this Warrant Certificate).

5.	Non-Transferable

Subject to Section 7, the Warrant holder may not transfer this Warrant Certificate or the rights represented hereby except with the prior written consent of the Corporation, which consent may be withheld by the Corporation for any reason, in its sole discretion. Any proposed transfer will also be subject to compliance with all applicable securities laws and stock exchange and other regulatory requirements.

6.	Governing Law

The laws of the Province of British Columbia and the federal laws of Canada applicable therein shall govern the Warrants and this Warrant Certificate, and the parties attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia, situated in Vancouver, British Columbia.

7.	Successors and Assigns

This Warrant Certificate and the rights evidenced hereby shall enure to the benefit of and shall be binding upon the Warrant Holder and the Corporation and their respective successors and permitted assigns. Such successors and/or permitted assigns of the Warrant Holder shall be deemed to be a Warrant Holder for all purposes hereunder.

8.	Warrant Holder Not Deemed a Shareholder

Prior to the exercise of the Warrants, no holder of a Warrant Certificate, as such, shall be entitled to any rights of a shareholder of the Corporation, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of shareholders for the election of directors of the Corporation, to share in the assets of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation's affairs or any other matter or to receive any notice of any proceedings of the Corporation, except as may be specifically provided for herein.

9.	Warrant Register

The Corporation shall keep and properly maintain at its principal executive offices books for the registration of the Warrants and any transfers thereof effected in accordance with the provisions of this Warrant Certificate. The Corporation may deem and treat the person in whose name the Warrant is registered on such register as the Warrant Holder thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of Warrants effected in accordance with the provisions of this Warrant Certificate.

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10.	Share Purchase Agreement

This Warrant Certificate, the Warrants evidenced hereby and any Shares issued hereunder are subject to the terms and conditions contained in the Share Purchase Agreement between the Corporation and the Warrant Holder dated August 17, 2016, as same may be amended or restated from time to time, including with respect to transfer and other restrictions on Shares issued hereunder.

11.	No Third-Party Beneficiaries

This Warrant Certificate is for the sole benefit of the Corporation and the Warrant Holder and their respective successors and, in the case of the Warrant Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.

12.	Time of Essence

Time is of the essence hereof.

13.	Headings

The headings in this Warrant Certificate are for reference only and shall not affect the interpretation of this Warrant Certificate.

14.	Amendment and Modification; Waiver

Except as otherwise provided herein, this Warrant Certificate may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Corporation or the Warrant Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant Certificate shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.	Severability

If any term or provision of this Warrant Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer.

BRAZIL RESOURCES INC.

Per:
AUTHORIZED SIGNATORY

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APPENDIX "A"

ELECTION TO EXERCISE

TO:	Brazil Resources Inc.
1830 – 1030 West Georgia Street
Vancouver, BC
V6E 2Y3

The undersigned hereby irrevocably elects to exercise the number of Warrants of Brazil Resources Inc. set out below for the number of Shares (or other property or securities subject thereto) as set forth below:

(a)	number of Warrants to be exercised:

(b)	number of Shares to be acquired:

(c)	exercise price per Warrant:	CDN$	3.50

(d)	aggregate purchase price [(a) multiplied by (c)]	CDN$

and hereby tenders by certified cheque, bank draft, cash or wire transfer the aggregate purchase price, and directs such Shares to be registered and a certificate therefor to be issued as directed below.

Capitalized words used in this Appendix "A" and not otherwise defined shall have the meanings ascribed to such terms in the Warrant Certificate.

DATED this_______ day of_______ 201__

Signature:

Per:

Direction as to registration:

Name of registered holder:

Address of registered holder:

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